Exhibit 99.2

Press Release

Gulfport Energy Corporation Announces Pricing of Its Common Stock Offering

OKLAHOMA CITY (December 15, 2016) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) announced today the pricing of an underwritten public offering of 29,000,000 shares of its common stock at a price to the public of $21.50 per share. The underwriters have a 30-day option to purchase up to an additional 4,350,000 shares from Gulfport at the public offering price per share (less the underwriting discount). The offering is expected to close on December 21, 2016, subject to customary closing conditions. Net proceeds to Gulfport from the sale of the 29,000,000 shares will be approximately $608 million, after deducting underwriting discounts, commissions and estimated offering expenses. Gulfport intends to use the net proceeds from this offering, together with the net proceeds from its concurrent debt offering, (i) primarily to fund the cash portion of the purchase price for its previously announced pending acquisition of certain assets of Vitruvian II Woodford, LLC and (ii) for general corporate purposes, which may include the funding of a portion of its capital development plans. If the pending acquisition is not consummated, or to the extent that the purchase price is reduced due to a purchase price adjustment under the related purchase agreement, Gulfport intends to use any such proceeds for general corporate purposes, including the funding of a portion of its capital development plans.

Credit Suisse Securities (USA) LLC and BofA Merrill Lynch are acting as joint book-running managers in the offering. Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting (i) Credit Suisse Securities (USA) LLC, Prospectus Department, at One Madison Avenue, New York, New York 10010, or by telephone at (800) 221-1037, or (ii) BofA Merrill Lynch at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com.

The common stock will be issued and sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 24.9% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transaction described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contacts:

Paul K. Heerwagen IV – Vice President, Corporate Development

pheerwagen@gulfportenergy.com

405-242-4888

Jessica R. Wills – Vice President, Corporate Development

jwills@gulfportenergy.com

405-242-4421